Exhibit 99.1

Atlantic Coast Financial Corporation Announces Fourth Quarter and Full Year 2013 Results

Atlantic Coast Bank is Well Positioned to Move Forward in 2014

JACKSONVILLE, Fla.--(BUSINESS WIRE)--January 29, 2014--Atlantic Coast Financial Corporation (the “Company”) (NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the “Bank”), today reported strong capital levels and superior asset quality at December 31, 2013. A non-performing asset sale reduced problem assets to pre-recession levels. A capital raise resulted in best-in-class capital ratios.

Commenting on the announcement, John K. Stephens, Jr., President and Chief Executive Officer, said, “We are very pleased with the position of the Bank at December 31, 2013. We recently raised more than $45 million in a public offering that was very well received by investors. During the fourth quarter, we also disposed of most of our non-performing assets. We anticipate completing the sale of two additional other real estate owned assets in the first quarter; with those dispositions, on which we do not expect to take additional losses, non-performing assets will represent less than 1% of total assets. Our capital ratios are now very strong, exceeding those of almost all community banks in our market area. These actions, coupled with recent additions to staff in new business development roles, have left us well positioned to move the Company forward, serve our customers, and create value for our stockholders.”

Significant developments in the fourth quarter included:

  On December 3, 2013, the Company completed an underwritten offering of its common stock. The Company raised $48.3 million in gross proceeds ($45.0 million in net proceeds) by issuing 12.9 million shares of its common stock, including the underwriter’s over-allotment option in full, at a price to the public of $3.75 per share. As a result of the capital raise, Tier 1 capital ratio was 9.73% of adjusted total assets and total risk-based capital ratio was 20.47% of risk-weighted assets.
  On December 27, 2013, the Company disposed of $13.2 million non-performing assets through a bulk sale transaction. As a result, the Company recognized a loss of $6.3 million, $2.4 million of which was charged off against reserves for non-performing loans.
  Non-performing assets decreased 74% to $8.6 million or 1.17% of total assets at December 31, 2013, from $33.0 million or 4.26% of total assets at December 31, 2012, and decreased 65% from $25.1 million or 3.51% of total assets at September 30, 2013.
  Total assets were $733.6 million at December 31, 2013, compared with $772.6 million at December 31, 2012, as the Company managed asset size prior to the successful completion of its capital raise on December 3, 2013.

For the fourth quarter of 2013, the Company reported a net loss of $6.9 million or $1.05 per diluted share compared with a net loss of $0.3 million or $0.12 per diluted share in the year-earlier quarter and a net loss of $0.9 million or $0.38 per diluted share in the third quarter of 2013. For the full year 2013, the net loss totaled $11.4 million or $3.23 per diluted share compared with a net loss for 2012 of $6.7 million or $2.67 per diluted share.

The Company’s results through December 31, 2013 included costs associated with the previously announced merger with Bond Street Holdings, Inc., which stockholders rejected at a special meeting in June 2013. Additionally, the Company’s results for the fourth quarter ended December 31, 2013 included a loss associated with a bulk sale of a significant portion of the Company’s non-performing assets and the expected sale of additional non-performing assets in the first quarter of 2014, as discussed below. In order to more clearly assess the fundamental operations of the Company, management believes it is appropriate to adjust the reported net losses for the fourth quarter and full year 2013 to exclude these merger-related costs, incremental provision and losses related to the sale of non-performing loans. On this basis, the adjusted net loss was $0.8 million or $0.12 per diluted share for the three months ended December 31, 2013, compared to $0.3 million or $0.12 per diluted share for the three months ended December 31, 2012, and $4.0 million or $1.13 per diluted share for the year ended December 31, 2013, compared to $6.7 million or $2.67 per diluted share for the year ended December 31, 2012. Adjusted net loss is a non-GAAP measurement; see page 5 for reconciliation of GAAP and non-GAAP measures.

James D. Hogan, Executive Vice President and Chief Financial Officer, commented, “With strong capital ratios and a clean balance sheet, we believe we are well positioned to return to profitability. In the first quarter of 2014, our long-term debt will begin to mature, which will help reduce our cost of funds. We also should generate significant savings in expenses from having a very low level of non-performing assets. As a result, we expect that the Bank will return to profitability in 2014.”

Regulatory Capital	At
Key Capital Measures	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012
Tier 1 (core) capital ratio (to adjusted total assets)	9.73%	4.88%	4.83%	5.03%	5.13%
Total risk-based capital ratio (to risk-weighted assets)	20.47%	10.30%	9.55%	9.81%	9.78%
Tier 1 (core) risk-based capital ratio	19.22%	9.04%	8.29%	8.54%	8.52%

The increase in the key capital measures as of December 31, 2013, was primarily due to the successful completion of the Company’s capital raise on December 3, 2013.

Effective August 10, 2012, the Bank’s Board of Directors agreed to the issuance of a Consent Order (the “Order”) by the Office of the Comptroller of the Currency. Among other things, the Order called for the Bank to achieve and maintain a Tier 1 capital ratio of 9% of adjusted total assets and a total risk-based capital ratio of 13% of risk-weighted assets by December 31, 2012. The Bank was in compliance with the capital levels required by the Order as of December 31, 2013.

Credit Quality	At
	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012
	(Dollars in millions)
Non-performing loans	$3.4	$13.6	$12.4	$19.2	$24.9
Non-performing loans to total portfolio loans	0.89%	3.49%	3.12%	4.58%	5.76%
Other real estate owned	$5.2	$11.5	$12.8	$10.1	$8.1
Non-performing assets	$8.6	$25.1	$25.2	$29.3	$33.0
Non-performing assets to total assets	1.17%	3.51%	3.40%	3.92%	4.26%
Troubled debt restructurings performing for less than 12 months under terms of modification	$21.8	$22.3	$21.4	$17.8	$20.0
Total non-performing assets and troubled debt restructurings performing for less than 12 months under terms of modification	$30.4	$47.4	$46.6	$47.1	$53.0
Troubled debt restructurings performing for more than 12 months under terms of modification	$12.3	$12.3	$14.6	$13.4	$12.5

Overall, the Company has continued to see improving credit quality during the past year as the pace of loans being reclassified to non-performing has slowed, particularly in categories such as one- to four-family residential and home equity loans, and through sales of other real estate owned (“OREO”). The significant decline in non-performing loans and OREO in the fourth quarter of 2013 reflected the aforementioned bulk sale of non-performing assets on December 27, 2013, which substantially strengthened the ratios of non-performing loans and assets to total portfolio loans and total assets. The number of troubled debt restructurings (“TDR”) also declined during 2013, primarily due to the bulk sale, which included the sale of certain TDR loans.

Provision / Allowance for Loan Losses	At and for the Three Months Ended			At and for the Year Ended
	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
	(Dollars in millions)
Provision for loan losses	$3.3	$1.3	$1.7	$7.0	$12.5
Adjusted provision for loan losses*	$1.0	$1.3	$1.7	$4.7	$12.5
Allowance for loan losses	$6.9	$9.5	$10.9	$6.9	$10.9
Allowance for loan losses to total portfolio loans	1.83%	2.44%	2.52%	1.83%	2.52%
Allowance for loan losses to non-performing loans	205.44%	70.00%	43.76%	205.44%	43.76%
Net charge-offs	$5.9	$1.8	$3.6	$11.0	$17.1
Net charge-offs to average outstanding portfolio loans	6.13%	1.87%	3.20%	2.77%	3.59%
_________________________ * See reconciliation of GAAP and non-GAAP measures later in this release.

The provision for loan losses in the fourth quarter of 2013 reflects the December 2013 bulk sale of non-performing assets. The decline in the adjusted provision for loan losses from prior-year periods reflected reduced non-performing loans and a decline in early-stage delinquencies of one- to four-family residential and home equity loans.

The reduced level in the allowance for loan losses reflects the improved credit quality in the remaining loan portfolio and should be adequate to absorb losses in the portfolio at December 31, 2013. The decline in the allowance for loan losses during the fourth quarter of 2013 and the increase in net charge-offs for the quarter primarily reflected total charge-offs of $4.7 million related to the bulk sale of non-performing loans in the fourth quarter of 2013, $2.4 million of which was charged off against reserves for non-performing loans.

Net Interest Income	Three Months Ended			Year Ended
	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
	(Dollars in millions)
Net interest income	$3.8	$3.8	$4.4	$16.1	$19.2
Net interest margin	2.23%	2.22%	2.37%	2.31%	2.58%
Yield on investment securities	1.90%	1.54%	1.55%	1.56%	2.04%
Yield on loans	5.82%	5.88%	5.70%	5.83%	5.71%
Total cost of funds	1.84%	1.84%	1.88%	1.83%	1.95%
Average cost of deposits	0.62%	0.67%	0.74%	0.67%	0.82%
Rates paid on borrowed funds	4.67%	4.67%	4.48%	4.63%	4.45%

The decline in net interest margin over the course of 2013 primarily reflected a reduction in portfolio and other loans outstanding, as the Company continued to preserve capital. It also reflected the impact of lower interest rates on funds reinvested in investment securities, partially offset by reductions in the cost of deposits and lower interest expense for Federal Home Loan Bank debt. Because of its successful capital raise and with the proceeds of its bulk sale of non-performing assets in the fourth quarter of 2013, the Company expects to repay a portion of its outstanding debt during 2014. The Company also will be able to redeploy excess liquidity maintained over the past several years and build its loan portfolio to produce higher yields, both of which should have positive effect on future net interest margin.

Non-Interest Income / Non-Interest Expense	Three Months Ended			Year Ended
	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 30, 2013	Dec. 31, 2012
	(Dollars in millions)
Non-interest income	$1.3	$1.6	$3.4	$6.3	$10.1
Non-interest expense	$8.7	$5.0	$6.4	$26.8	$23.4
Adjusted non-interest expense*	$5.0	$5.0	$6.4	$21.8	$23.4
Efficiency ratio	170.23%	93.37%	81.47%	119.49%	79.63%
Adjusted efficiency ratio*	96.80%	93.37%	81.47%	97.00%	79.63%
_________________________ * See reconciliation of GAAP and non-GAAP measures later in this release.

The decrease in non-interest income for 2013 compared with that for 2012 primarily reflected a decrease in gains on the sale of securities, as well as a decrease in gains on the sale of held-for-sale loans from mortgage origination activity following a reorganization of this business in the second half of 2012 in order to reduce non-interest expense. The increase in non-interest expense for the fourth quarter of 2013 compared with the linked quarter, and for 2013 versus 2012, primarily reflected a $1.6 million loss on OREO included in the aforementioned bulk sale of non-performing assets, as well as a write-down of $2.2 million on OREO the Company anticipates selling in the first quarter of 2014. Because of the Company’s strengthened capital position at the end of 2013, the Company expects to reduce its risk-related operating expenses, like FDIC insurance costs, accounting costs, foreclosed asset collection expenses and D&O insurance costs, in 2014, with the effect of reducing total non-interest expense to approximately $4.6 million per quarter by the first quarter of 2015.

Stephens concluded, “I am very proud of our employees and customers who have remained loyal to the Bank through some very difficult times. With continued support, we believe we will move forward toward becoming one of the premiere community banks in our market.”

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These statements relate to future events or future predictions, including events or predictions relating to our future financial performance, and are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances or effects, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in demand for financial services, the state of the banking industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. The Company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FINANCIAL CORPORATION
Reconciliation of GAAP and Non-GAAP Measures
(In thousands, except per share amounts)

The following table provides a reconciliation of net loss and loss per diluted share in accordance with GAAP to adjusted net loss and adjusted loss per diluted share, both non-GAAP measures, in accordance with applicable regulatory requirements. The Company provides non-GAAP earnings information to improve the comparability of its results, provide additional insight into the Company’s results, and to allow readers to more clearly assess the fundamental operations of the Company.

	Three Months Ended			Year Ended
	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
Provision for loan losses as reported	$3,287	$1,286	$1,746	$7,026	$12,491
Less merger-related costs	--	--	--	--	--
Less incremental provision related to the bulk sale	2,337	--	--	2,337	--
Less other write-down of OREO	--	--	--	--	--
Adjusted provision for loan losses	$950	$1,286	$1,746	$4,689	$12,491

Non-interest expense as reported	$8,719	$5,026	$6,387	$26,849	$23,357
Less merger-related costs	--	--	--	1,294	--
Less loss on sale of OREO related to the bulk sale	1,602	--	--	1,602	--
Less other write-down of OREO	2,159	--	--	2,159	--
Adjusted non-interest expense	$4,958	$5,026	$6,387	$21,794	$23,357

Net loss as reported	$(6,884)	$(929)	$(293)	$(11,406)	$(6,667)
Less merger-related costs	--	--	--	1,294	--
Less incremental provision and loss on sale of OREO related to the bulk sale	3,939	--	--	3,939	--
Less other write-down of OREO	2,159	--	--	2,159	--
Adjusted net loss	$(786)	$(929)	$(293)	$(4,014)	$(6,667)

Loss per diluted share as reported	$(1.05)	$(0.38)	$(0.12)	$(3.23)	$(2.67)
Less merger-related costs	--	--	--	0.37	--
Less incremental provision and loss on sale of OREO related to the bulk sale	0.60	--	--	1.12	--
Less other write-down of OREO	0.33	--	--	0.61	--
Adjusted loss per diluted share	$(0.12)	$(0.38)	$(0.12)	$(1.13)	$(2.67)

Efficiency ratio as reported	170.23%	93.37%	81.47%	119.49%	79.63%
Less merger-related costs	--	--	--	5.76%	--
Less incremental provision and loss on sale of OREO related to the bulk sale	31.28%	--	--	7.13%	--
Less other write-down of OREO	42.15%	--	--	9.61%	--
Adjusted efficiency ratio	96.80%	93.37%	81.47%	97.00%	79.63%

ATLANTIC COAST FINANCIAL CORPORATION Statements of Operations (Unaudited) (Dollars in thousands, except per share amounts)

	For the Three Months Ended
	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012
Interest and dividend income:
Loans, including fees	$5,945	$6,287	$7,218
Securities and interest-earning deposits in other financial institutions	955	728	701
Total interest and dividend income	6,900	7,015	7,919
Interest expense:
Deposits	734	825	938
Federal Home Loan Bank advances	1,156	1,157	1,340
Securities sold under agreements to repurchase	1,209	1,209	1,209
Total interest expense	3,099	3,191	3,487
Net interest income	3,801	3,824	4,432
Provision for loan losses	3,287	1,286	1,746
Net interest income after provision for loan losses	514	2,538	2,686
Non-interest income	1,321	1,559	3,408
Non-interest expense	8,719	5,026	6,387
Loss before income tax expense (benefit)	(6,884)	(929)	(293)
Income tax expense (benefit)	--	--	--
Net loss	$(6,884)	$(929)	$(293)

Net loss per basic and diluted share	$(1.05)	$(0.38)	$(0.12)

Basic and diluted weighted average shares outstanding	6,566	2,505	2,499

		For the Year Ended
		Dec. 31, 2013	Dec. 31, 2012
Interest and dividend income:
Loans, including fees		$25,905	$30,223
Securities and interest-earning deposits in other financial institutions		2,931	3,282
Total interest and dividend income		28,836	33,505
Interest expense:
Deposits		3,308	4,129
Federal Home Loan Bank advances		4,591	5,332
Securities sold under agreements to repurchase		4,796	4,809
Total interest expense		12,695	14,270
Net interest income		16,141	19,235
Provision for loan losses		7,026	12,491
Net interest income after provision for loan losses		9,115	6,744
Non-interest income		6,328	10,096
Non-interest expense		26,849	23,357
Loss before income tax expense (benefit)		(11,406)	(6,517)
Income tax expense (benefit)		--	150
Net loss		$(11,406)	$(6,667)

Net loss per basic and diluted share		$(3.23)	$(2.67)

Basic and diluted weighted average shares outstanding		3,528	2,497

ATLANTIC COAST FINANCIAL CORPORATION Balance Sheets (Unaudited) (Dollars in thousands)

	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012
ASSETS
Cash and due from financial institutions	$2,889	$2,657	$7,490
Short-term interest-earning deposits	111,305	79,927	60,338
Total cash and cash equivalents	114,194	82,584	67,828
Investment securities:
Securities available-for-sale	159,732	158,070	159,745
Securities held-to-maturity	19,266	19,498	--
Total investment securities	178,998	177,568	159,745
Portfolio loans, net of allowance of $6,946, $9,522 and $10,889, respectively	371,956	380,068	421,201
Other loans:
Held-for-sale	1,656	1,083	4,089
Warehouse	20,523	21,165	68,479
Total other loans	22,179	22,248	72,568

Federal Home Loan Bank stock, at cost	5,879	5,879	7,260
Land, premises and equipment, net	14,253	14,193	14,584
Bank owned life insurance	16,143	16,052	15,764
Other real estate owned	5,225	11,472	8,065
Accrued interest receivable	1,826	1,833	2,035
Other assets	2,980	2,217	3,569
Total assets	$733,633	$714,114	$772,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$34,782	$39,107	$41,904
Interest-bearing demand	68,954	69,222	73,490
Savings and money markets	172,552	170,946	181,708
Time	183,810	196,768	202,658
Total deposits	460,098	476,043	499,760
Securities sold under agreements to purchase	92,800	92,800	92,800
Federal Home Loan Bank advances	110,000	110,000	135,000
Accrued expenses and other liabilities	5,210	5,396	4,799
Total liabilities	668,108	684,239	732,359

Common stock, additional paid-in capital, retained deficit, and other equity	73,084	35,089	39,574
Accumulated other comprehensive income (loss)	(7,559)	(5,214)	686
Total stockholders’ equity	65,525	29,875	40,260
Total liabilities and stockholders’ equity	$733,633	$714,114	$772,619

ATLANTIC COAST FINANCIAL CORPORATION Selected Consolidated Financial Ratios and Other Data (Unaudited) (Dollars in thousands)

	At and for the Three Months Ended Dec. 31,		At and for the Year Ended Dec. 31,
	2013	2012	2013	2012
Interest rate
Net interest spread	2.08%	2.24%	2.18%	2.42%
Net interest margin	2.23%	2.37%	2.31%	2.58%

Average balances
Portfolio loans receivable, net	$382,349	$448,773	$397,121	$477,650
Total interest-earning assets	682,814	748,735	699,513	745,563
Total assets	721,310	785,778	737,525	781,755
Deposits	469,900	508,879	492,265	502,330
Total interest-bearing liabilities	634,157	692,122	652,870	689,664
Total liabilities	677,291	742,026	700,061	735,811
Stockholders’ equity	44,019	43,752	37,464	45,944

Performance ratios (annualized)
Return on average total assets	-3.82%	-0.15%	-1.55%	-0.85%
Return on average stockholders’ equity	-62.55%	-2.68%	-30.45%	-14.51%
Ratio of operating expenses to average total assets	4.84%	3.25%	3.64%	2.99%
Efficiency ratio	170.23%	81.47%	119.49%	79.63%
Ratio of average interest-earning assets to average interest-bearing liabilities	107.67%	108.18%	107.14%	108.11%

Credit quality ratios
Non-performing loans	$3,381	$24,884	$3,381	$24,884
Foreclosed assets	5,225	8,065	5,225	8,065
Impaired loans	22,154	37,676	22,154	37,676
Non-performing assets to total assets	1.17%	4.26%	1.17%	4.26%
Non-performing loans to total portfolio loans	0.89%	5.76%	0.89%	5.76%
Allowance for loan losses to non-performing loans	205.44%	43.76%	205.44%	43.76%
Allowance for loan losses to total portfolio loans	1.83%	2.52%	1.83%	2.52%
Net charge-offs to average outstanding portfolio loans (annualized)	6.13%	3.20%	2.77%	3.59%

Capital ratios (1)
Tangible stockholders’ equity to tangible assets	8.93%	5.21%	8.93%	5.21%
Average stockholders’ equity to average total assets	6.10%	5.57%	5.08%	5.88%

_________________________

(1) 2013 capital ratios reflect a negative change in the fair value of investment securities in 2013 (primarily in the second quarter of 2013), affecting other comprehensive income, but not regulatory capital.

CONTACT:
Atlantic Coast Financial Corporation
James D. Hogan, 904-998-5501
Executive Vice President and Chief Financial Officer